Exhibit 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of July 14, 2008, by and among CleanTech Biofuels, Inc., a Delaware corporation (the “Parent”), Biomass NA Acquisition Subsidiary, Inc., a Delaware corporation (the “Acquisition Subsidiary”) and Biomass North America Licensing, Inc., an Illinois corporation (the “Company”). The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties.”
NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
THE MERGER
1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the later to occur of the time at which a certificate of merger (the “Certificate of Merger”) and other appropriate or required documents prepared and executed in accordance with the DGCL are filed with the Secretary of State of Delaware. The Merger shall have the effects set forth in Section 259 of the DGCL.
1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Collins & Collins, P.C. in Chicago, Illinois commencing at 10:00 a.m. local time on July 17, 2008, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all conditions (the “Closing Date”).
1.3 Actions at the Closing. At the Closing:
(a) the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents referred to in Section 5.2;
(b) the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;
(c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;
(d) each of the stockholders of record of the Company immediately prior to the Effective Time (collectively, the “Company Stockholders”) shall deliver to the Parent the certificate(s) representing his, her or its Company Shares (as defined below) (except for shares then or thereafter qualifying as Dissenting Shares);
(e) the Parent shall deliver to its transfer agent irrevocable instructions to issue and deliver the shares of Parent Common Stock in accordance with the provisions of Section 1.7 of this Agreement together with such legal opinions or other documentation as the Parent’s transfer agent may require in order to effect the issuances contemplated hereby;
(f) the current officers and directors of the Parent shall deliver their written resignations as such;
(g) the Parent shall take such action and cause to take effect such amendments of its bylaws and such resolutions of its Board of Directors as may be necessary or appropriate to elect the designees of the Company as officers and members of the Board of Directors of the Parent;

1.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either the Company or Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.
1.5 Certificate of Incorporation and Bylaws.
(a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.
(b) The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.
1.6 Directors and Officers. The directors and officers of the Acquisition Subsidiary immediately prior to the Merger shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify, or such persons are otherwise removed, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by law.
1.7 Conversion of Securities.
(a) At the Effective Time, all of the shares of common stock of Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holders thereof, automatically be converted into the right to receive a total of 6,000,000 fully paid and non-assessable share of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”). Of such shares 2,000,000 shares shall be to the shareholders pro rata based on ownership of Company Common Stock and 4,000,000 shares shall be deposited into escrow to be paid to the shareholders of the Company upon commencement of a Commercial Development as set forth in the License and Joint Development Agreement between the Company, Biomass North America, L.L.C. and Anthony P. Noll pursuant to an escrow agreement satisfactory to all parties attached hereto as Exhibit 1.7 (the “License Agreement”).
(b) At the Effective Time, all outstanding shares of Company Common Stock shall be cancelled and retired and each certificate or other instrument theretofore evidencing the right to receive Company Common Stock shall thereafter represent only the right to receive the number of shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted pursuant to Section 1.7(a) above upon surrender of such certificate to Parent. The record holder of each such outstanding certificate representing shares of Company Common Stock shall, after the Effective Time, be entitled to vote the shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted on any matters on which holders of record of the Parent Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Company Common Stock, Parent may rely conclusively upon the record of shareholders maintained by Company containing the names and addresses of the holders of record of Company Common Stock on the Effective Date.

(c) The shares of Parent Common Stock that are being issued in connection with the Merger as well as any securities issued by Parent in accordance with Section 1.7(b), and any shares of Parent Common Stock issuable upon exercise thereof, (collectively, the “Parent Securities”) are being issued pursuant to an exemption from registration provided for in Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Any Parent Securities issued in the Merger will not be transferable except (i) pursuant to an effective registration statement under the Securities Act or (ii) upon receipt by Parent of a written opinion of counsel reasonably satisfactory, in form and substance, to Parent to the effect that the proposed transfer is exempt from the registration requirements of the Act and applicable state securities laws. Each certificate representing any Parent Securities shall be subject to stop transfer instructions and shall bear the following legend or a legend of similar import:
NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION OR SIMILAR REQUIREMENTS OF THE SECURITIES LAWS.
(d) At the Effective Time, each share of common stock of Acquisition Subsidiary that is outstanding immediately prior to the Effective Time, shall, without further action, automatically be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation.
1.8 Stock Certificates. At or following the Effective Time, each holder of an outstanding certificate or certificates representing Company Common Stock shall surrender the same to Parent or its transfer agent and Parent shall, in exchange therefor, cause to be issued to the holder of such certificate(s) a new certificate representing the number of shares of Parent Common Stock into which shares of Company Common Stock theretofore represented by the Certificates so surrendered shall have been converted as provided in Section 1.7(a) hereof, and the surrendered certificate(s) shall be cancelled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the number of shares of Parent Common Stock pursuant to Section 1.7(a) above or, if the holder holds Dissenting Shares, to demand payment of the fair market value thereof pursuant to the DGCL or to exercise any other rights under the DGCL.
1.9 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.
1.10 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for shares of Parent Common Stock in accordance with Section 1.7.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule provided by the Company to the Parent (the “Disclosure Schedule”), the Company represents and warrants to the Parent as follows:
2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its articles of incorporation and bylaws. For purposes of this Agreement, “Material Adverse Effect” with respect to an entity means a material adverse effect on the assets, business, condition (financial or otherwise) or, results of operations or future prospects of such entity.

2.2 Capitalization. The authorized capital stock of the Company consists of  __________  Company Shares. As of the date of this Agreement,  _________  Company Shares will be issued and outstanding upon completion of all of the transactions described herein. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.
2.3 Authorization of Transaction. Subject to approval of the Board of Directors which shall be prior to Closing, the Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, bylaws or other organizational document of any Subsidiary (as defined below), (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, (d) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), (each, a “Security Interest”) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets.
2.5 License Agreement. The License Agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such contract.
2.6 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) that is pending or has been threatened in writing against the Company or any Subsidiary.
2.7 Disclosure. No representation or warranty by the Company contained in this Agreement, and no or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Parent all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE ACQUISITION SUBSIDIARY
Each of the Parent and the Acquisition Company represents and warrants to the Company as follows:
3.1 Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Parent is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its certificate of incorporation and bylaws.
3.2 Capitalization. The authorized capital stock of the Parent consists of (a) 240,000,000 shares of Parent Common Stock, of which 58,232,591 shares were issued and outstanding as of the date of this Agreement, (b) 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. The shares to be issued at the Closing pursuant to Section 1.7 hereof shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.
3.3 Authorization of Transaction. Subject to the approval of the Board of Directors of the Copoany which shall be delivered at Closing, each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, and the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Parent or the Acquisition Subsidiary of this Agreement or the Transaction Documentation, nor the consummation by the Parent or the Acquisition Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Parent or the Acquisition Subsidiary, (b) require on the part of the Parent or the Acquisition Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Acquisition Subsidiary or any of their properties or assets.
3.5 Subsidiary. The Acquisition Subsidiary was formed solely to effectuate the Merger, and has not conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary. The Acquisition Subsidiary has no assets other than minimal paid-in capital, it has no liabilities or other obligations, and it is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Subsidiary are owned by Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.

3.6 Litigation. There is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any subsidiary of the Parent.
3.7 Board Action. Prior to Closing, the Parent’s Board of Directors shall (a) unanimously determine that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders and (b) cause the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by written consent.
ARTICLE IV
COVENANTS
4.1 Closing Efforts. Each of the Parties shall use commercially reasonable efforts, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its commercially reasonable efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.
4.2 Governmental and Third-Party Notices and Consents. Each Party shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.
4.3 Expenses. The costs and expenses (including legal fees and expenses) of Parent and the Acquisition Subsidiary incurred in connection with this Agreement and the transactions contemplated hereby shall be payable by and be the responsibility of the Parent prior to the Effective Time and Parent shall satisfy such obligations and liabilities prior to the Effective Time.
ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER
5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:
(a) this Agreement and the Merger shall have received the approval of the Company’s and the Parent’s Board of Directors;
(b) completion of a Consulting Agreement satisfactory to the Company and Anthony P. Noll.
5.2 Conditions to Obligations of the Parent and the Acquisition Subsidiary. The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:
(a) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time;
(b) the Company and its Subsidiaries shall have obtained (and shall have provided copies thereof to the Parent) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or the Subsidiaries, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Material Adverse Effect on the Company, and no such judgment, order, decree, stipulation or injunction shall be in effect; and
(d) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate (the “Company Certificate”) to the effect that each of the conditions specified in Section 5.1 and Section 5.2 is satisfied in all respects.
5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:
(a) the representations and warranties of the Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time;
(b) the Parent shall have obtained (and shall have provided copies thereof to the Company and its Subsidiaries) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;
(c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, an adverse effect on the Parent, and no such judgment, order, decree, stipulation or injunction shall be in effect; and
(d) the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in Section 5.1 and this Section 5.3 is satisfied in all respects.
ARTICLE VII
TERMINATION
7.1 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by each of the parties hereto.
7.2 Termination for Failure to Close. This Agreement shall be automatically terminated if the Closing Date shall not have occurred by July 28, 2009.
7.3 Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.
7.4 Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

ARTICLE VIII
MISCELLANEOUS
8.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).
8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.
8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.
8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Acquisition Subsidiary may assign its rights, interests and obligations hereunder to a wholly-owned subsidiary of the Parent.
8.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
If to Parent:

Sauerwein, Simon, & Blanchard, P.C.
147 N. Meramec, Suite 200
St. Louis, MO 63105
Fax: 314.863.9101
Attn: Paul A. Simon, Esq.

If to the Company:

Copy to (which copy shall not constitute notice hereunder):

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Illinois.
8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
8.11 Construction.
(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT
CLEANTECH BIOFUELS, INC.

By:
Name:
Title:	President and Chief Executive Officer

ACQUISITION SUBSIDIARY
BIOMASS NA ACQUISITION SUBISIDARY, INC.

By:
Name:
Title:	President and Chief Executive Officer

COMPANY
BIOMASS NORTH AMERICA LICENSING, INC.

By:
Name:
Title:	President and Chief Executive Officer